Exhibit 99.2

FOR IMMEDIATE RELEASE
November 19, 2010
Contact: David Sheridan
Chief Financial Officer
Seneca Gaming Corporation
716-501-2010

Seneca Gaming Corporation Announces Completion of Early Settlement
and Receipt of Required Consents to its Tender Offer and Consent Solicitation
for its 7-1/4% Senior Notes due 2012

NIAGARA FALLS, NEW YORK— Seneca Gaming Corporation (the “Company” or “SGC”) today announced that it has received tenders and consents from the holders of $488,469,000 in aggregate principal amount, or approximately 98%, of its outstanding $500,000,000 7-1/4% Senior Notes due 2012 (the “Notes”) as of the expiration of the consent payment deadline, which was November 17, 2010, at 5:00 p.m., New York City time (the “Consent Deadline”). This is pursuant to its previously announced tender offer and consent solicitation.

On November 18, 2010, SGC accepted for purchase and payment (the “Early Settlement”) all of the Notes that were validly tendered at or prior to the Consent Deadline. Payment for the Notes pursuant to the Early Settlement was made on November 18, 2010 (the “Early Settlement Date”). Holders of Notes who tendered their Notes at or prior to the Consent Deadline will receive $1,002.50 for each $1,000 principal amount of the Notes validly tendered (which includes the consent payment of $30.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest up to, but not including, the Early Settlement Date.

The consents received exceeded the number required to approve the proposed amendments to the indenture under which the Notes were originally issued (the “Indenture”). Based on these consents, on November 18, 2010, the Company and the trustee under the Indenture entered into a supplemental indenture that eliminates substantially all of the restrictive covenants and certain event of default provisions and modifies certain other provisions of the Indenture.

The terms of the tender offer and consent solicitation for the Notes are detailed in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 3, 2010 (the “Offer to Purchase”). Holders who tender their Notes after the Consent Deadline will receive

$972.50 per $1,000 in principal amount of the Notes validly tendered. The tender offer is scheduled to expire at 8:00 a.m., New York City time on December 3, 2010.  SGC intends to redeem any Notes, which are currently callable, that remain outstanding after the expiration date of the tender offer and to exercise its rights under the Indenture to satisfy and discharge the Indenture governing the Notes.

The Company has retained BofA Merrill Lynch as the dealer manager in connection with the tender offer and as solicitation agent in connection with the consent solicitation.  BofA Merrill Lynch can be contacted at (+1) 888-292-0070 (U.S. toll free), (+1) 980-388-9217 (collect).  Holders can request documents from D.F. King & Co., Inc., the Information Agent and Depositary, at (+1) 800-207-3158 (U.S. toll free), (+1) 212-269-5550 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security or a solicitation of consents with respect to the Notes.  The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated November 3, 2010.  The tender offer is not being made directly or indirectly to any resident or person located in any jurisdiction where the tender offer would be unlawful.

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this press release, including, but not limited to our ability to ensure that our gaming options are unparalleled in the region; our ability to develop and implement effective solutions to the ongoing challenges confronting the gaming industry; our ability to continue to drive operating performance, promote stability and sound fiscal management, and provide the highest levels of service, quality and value to our patrons; and our ability to deliver an experience unparalleled in the region and financial results more favorable than our peers.

Additional information concerning potential factors that could affect SGC’s financial condition and  results of operations are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q . These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website www.senecagamingcorporation.com. SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.